EXHIBIT 4.1

AMENDMENT NO. 1 TO FIVE-YEAR CREDIT AGREEMENT

Dated as of June 16, 2006

        THE BLACK & DECKER CORPORATION, a Maryland corporation (the “Company”), Black & Decker Holdings Inc., a Delaware corporation (“Holdings”), Black & Decker Luxembourg S.ar.L., a Société responsibilité limité organized under the laws of Luxembourg (“B&D Luxembourg”), Black & Decker Luxembourg Finance S.C.A., a corporate partnership limited by shares organized under the laws of Luxembourg (“B&D Luxembourg Finance” and together with the Company, Holdings and B&D Luxembourg, the “Borrowers”), the banks, financial institutions and other institutional lenders (collectively, the “Lenders”) and issuing banks (the “Issuing Banks”) listed on the signature pages hereof, and Citibank, N.A. (“Citibank”), as the administrative agent for the Lenders, hereby enter into this AMENDMENT NO. 1 TO FIVE-YEAR CREDIT AGREEMENT, as of this 16th day of June, 2006, in order to amend in certain respects the FIVE-YEAR CREDIT AGREEMENT, dated as of October 29, 2004 (the “Agreement”) among the same parties.

        The parties hereto agree as follows:

        Section 1. Defined Terms. Terms defined in the Agreement and not otherwise defined herein have the meanings set forth in the Agreement.

        Section 2. Amendment to Agreement. The Agreement is hereby amended by deleting therefrom in its entirety the definition of "GAAP" set forth in Section 1.01 thereof and inserting the following in place thereof:

“GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements of the Company for the fiscal year of the Company ended December 31, 2005, filed with the Securities and Exchange Commission in the Annual Report of the Company on Form 10-K for such fiscal year, as modified for the Company’s adoption of the FASB’s Statement of Accounting Standards No. 123 (revised 2004), Share-Based Payment.

        Section 3. Conditions to Effectiveness. This Amendment No. 1 shall be effective as of the date first above written when the Administrative Agent shall have received counterparts of this Amendment No. 1 signed by each of the Borrowers and by the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment.

        Section 4. Representations. The Company hereby represents and warrants that (a) the representations and warranties contained in Section 4.01 of the Agreement, as amended hereby, are correct on and as of the date hereof; and (b) no event has occurred and is continuing that constitutes a Default.

        Section 5. Reference to and Effect on the Agreement and the Notes. (a) On and after the effectiveness of this Amendment No. 1, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment No. 1.

    (b)        The Agreement and the Notes, as specifically amended by this Amendment No. 1, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

    (c)        The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

        Section 6. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment No. 1 and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Agreement.

        Section 7. Execution in Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.

        Section 8. Governing Law.. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BLACK & DECKER CORPORATION By: /s/ MARK ROTHLEITNER Name: Mark Rothleitner Title: Vice President - Investor Relations & Treasurer

BLACK & DECKER HOLDINGS INC. By: /s/ MARK ROTHLEITNER Name: Mark Rothleitner Title: Vice Chairman

BLACK & DECKER LUXEMBOURG S.ar.L. By: /s/ MARK ROTHLEITNER Name: Mark Rothleitner Title: Manager

BLACK & DECKER LUXEMBOURG FINANCE S.C.A. By: /s/ MARK ROTHLEITNER Name: Mark Rothleitner Title: Manager

Accepted and agreed:

CITIBANK, N.A., as Administrative Agent and as Lender By: /s/ CAROLYN A. KEE Name: Carolyn A. Kee Title: Vice President

JPMORGAN CHASE BANK, N.A. By: /s/ BARBARA R. MARKS Name: Barbara R. Marks Title: Vice President

BANK OF AMERICA, N.A. By: /s/ J. CASEY COSGROVE Name: J. Casey Cosgrove Title: Vice President

BNP PARIBAS By: /s/ SIMONE G. VINOCOUR MCKEEVER Name: Simone G. Vinocour McKeever Title: Director

By: /s/ ANGELA BENTLEY ARNOLD Name: Angela Bentley Arnold Title: Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES By: /s/ ROBERT S. TAYLOR Name: Robert S. Taylor Title: Senior Vice President

By: /s/ BARBARA PETERS Name: Barbara Peters Title: Assistant Treasurer

BARCLAYS BANK PLC By: /s/ NICHOLAS BELL Name: Nicholas Bell Title: Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch) By: /s/ JAY CHALL Name: Jay Chall Title: Director

By: /s/ JAMES NEIRA Name: James Neira Title: Associate

HSBC BANK USA, NATIONAL ASSOCIATION By: /s/ DIANE M. ZIESKE Name: Diane M. Zieske Title: Senior Vice President

MIZUHO CORPORATE BANK, LTD. By: /s/ RAYMOND VENTURA Name: Raymond Ventura Title: Deputy General Manager

SOCIETE GENERALE By: /s/ MARIA IARRICCIO Name: Maria Iarriccio Title: Vice President

SUNTRUST BANK By: /s/ WILLIAM C. WASHBURN, JR. Name: William C. Washburn, Jr. Title: Vice President

THE BANK OF NEW YORK By: /s/ J. DAVID PARKER, JR. Name: J. David Parker, Jr. Title: Vice President

THE BANK OF NOVA SCOTIA By: /s/ TODD S. MELLER Name: Todd S. Meller Title: Managing Director

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY By: /s/ SPENCER HUGHES Name: Spencer Hughes Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (successor to The Bank of Tokyo-Mitsubishi Trust Company and UFJ Bank Limited) By: /s/ SPENCER HUGHES Name: Spencer Hughes Title: Vice President

FIFTH THIRD BANK By: /s/ CHRISTINE L. WAGNER Name: Christine L. Wagner Title: Vice President

ING CAPITAL LLC By: /s/ JOHN KIPPAX Name: John Kippax Title: Managing Director

PNC BANK, National Association By: /s/ DENISE D. KILLEN Name: Denise D. Killen Title: Senior Vice President

SANPAOLO IMI SPA By: /s/ LUCA SACCHI Name: Lucca Sacchi Title: Vice President

By: /s/ RENATO CARDUCCI Name: Renato Carducci Title: General Manager

SKANDINAVISKA ENSKILDA BANKEN AB By: Name: Title: